Exhibit 3

JOINT FILING AGREEMENT

         The undersigned parties hereby agree that this Schedule 13D/A filed herewith relating to the ordinary shares, par value NIS 0.85 per share, and the ordinary B Shares, par value NIS 0.85 per share, of Lumenis Ltd. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Date: May 20, 2014

Viola- LM Partners L.P.
By:  LM (GP) L.P.
Its general partner

By: LM (GP) Company Ltd.
Its general partner

By: /s/ Harel Beit-On
Name: Harel Beit-On

By: /s/ Eylon Penchas
Name: Eylon Penchas

LM (GP) L.P.
By: LM (GP) Company Ltd.
Its general partner

By: /s/ Harel Beit-On
Name: Harel Beit-On

By: /s/ Eylon Penchas
Name: Eylon Penchas

/s/ Shlomo Dovrat
Shlomo Dovrat

/s/ Harel Beit-On
Harel Beit-On

/s/ Avi Zeevi
Avi Zeevi

/s/ Eylon Penchas
Eylon Penchas